                                                                  EXHIBIT (c)(8)

                                                                  Execution Copy



                          AGREEMENT AND PLAN OF MERGER



                                    BETWEEN



                            NEWPORT INVESTMENT LLC,


                                      AND


                             ALLIANCE IMAGING, INC.



                           DATED AS OF JULY 23, 1997

                                       TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
             ARTICLE I THE MERGER.................................................     2

                     1.1   The Merger.............................................     2

                     1.2   Consummation of the Merger.............................     2

                     1.3   Effects of the Merger..................................     2

                     1.4   Certificate of Incorporation and Bylaws................     2

                     1.5   Directors and Officers.................................     3

                     1.6   Company Actions........................................     3

             ARTICLE II EFFECTS OF THE MERGER.....................................     3

                     2.1   Stockholders' Meeting..................................     3

                     2.2   Retained Share Elections...............................     4

                     2.3   Conversion of Shares...................................     5

                     2.4   Proration..............................................     6

                     2.5   Conversion of Common Stock of Newco....................     7

                     2.6   Exchange of Certificates...............................     7

             ARTICLE III REPRESENTATIONS AND WARRANTIES OF
                     THE COMPANY..................................................     9

                     3.1   Organization...........................................     9

                     3.2   Capitalization.........................................    10

                     3.3   Subsidiaries...........................................    11

                     3.4   Authority..............................................    12

                     3.5   Consents and Approvals; No Violations..................    12

                     3.6   SEC Documents; Financial Statements; Other
                           Financial Information..................................    13

                     3.7   Information Supplied...................................    14

                     3.8   Absence of Certain Changes or Events...................    15

                     3.9   Litigation.............................................    15

                     3.10  Contracts..............................................    16

                     3.11  Compliance with Laws...................................    16

                     3.12  Environmental Matters..................................    17

                     3.13  Absence of Changes in Benefit Plans; Labor
                           Relations..............................................    18

                     3.14  Employment Matters; Affiliate Transactions.............    19

                     3.15  ERISA Compliance.......................................    19

                     3.16  Taxes..................................................    21

                     3.17  [Intentionally Omitted]................................    22

                     3.18  Title to Properties; Condition of Assets...............    22

                     3.19  Intellectual Property..................................    23

                     3.20  Non-Compete............................................    23

                     3.21  Voting Requirements....................................    24

                     3.22  State Takeover Statutes................................    24

                     3.23  Brokers; Schedule of Fees and Expenses.................    24

                     3.24  Opinion of Financial Advisor...........................    24

                     3.25  Certain Additional Regulatory Matters..................    25

                     3.26  Medicare/Medicaid Participation; Accreditation.........    26

                     3.27  Regulated Customers....................................    27

                     3.28  Insurance..............................................    27

             ARTICLE IV REPRESENTATIONS AND WARRANTIES OF
                     INVESTOR AND NEWCO...........................................    27

                     4.1   Organization...........................................    27

                     4.2   Authority..............................................    28

                     4.3   Consents and Approvals; No Violations..................    28

                     4.4   Information Supplied...................................    29

                     4.5   Interim Operations of Newco............................    29

                     4.6   Brokers................................................    29

                     4.7   Financing..............................................    29

             ARTICLE V COVENANTS..................................................    30

                     5.1   Conduct of Business....................................    30

                     5.2   No Solicitation........................................    32

                     5.3   Certain Tax Matters....................................    34

                     5.4   Other Actions..........................................    34

                     5.5   Advice of Changes; Filings.............................    34

                     5.6   Financial Information..................................    35

                     5.7   Redemption of Preferred Stock and Senior Debt..........    35

                     5.8   Refinancing of Outstanding Indebtedness................    35

                     5.9   Matters Involving SMT .................................    35

                     5.10  Insurance..............................................    37

             ARTICLE VI ADDITIONAL AGREEMENTS.....................................    37

                     6.1   Preparation of Proxy Statement/Prospectus..............    37


                     6.2   Access to Information; Confidentiality.................    38

                     6.3   Reasonable Efforts; Notification.......................    38

                     6.4   Stock Option Plans and Warrants........................    40

                     6.5   Indemnification, Exculpation...........................    40

                     6.6   Registration Rights Agreement..........................    41

                     6.7   [Intentionally Omitted]................................    41

                     6.8   Directors..............................................    41

                     6.9   Fees and Expenses......................................    41

                     6.10  Public Announcements...................................    43

                     6.11  Stop Transfer..........................................    44

             ARTICLE VII CONDITIONS...............................................    44

                     7.1   Conditions to Each Party's Obligation to Effect
                           the Merger.............................................    44

                     7.2   Conditions to the Company's Obligation To Effect
                           the Merger.............................................    45

                     7.3   Conditions to Investor's and Newco's Obligations
                           to Effect the Merger...................................    45

             ARTICLE VIII TERMINATION AND AMENDMENT...............................    47

                     8.1   Termination............................................    47

                     8.2   Effect of Termination..................................    49

                     8.3   [Intentionally Omitted]................................    49

                     8.4   Extension; Waiver......................................    49

                     8.5   Amendment..............................................    49

             ARTICLE IX MISCELLANEOUS.............................................    50

                                      iv


                     9.1   Nonsurvival of Representations, Warranties and
                           Agreements.............................................    50

                     9.2   Notices................................................    50

                     9.3   Interpretation.........................................    51

                     9.4   Entire Agreement; Third Party Beneficiaries............    52

                     9.5   Governing Law..........................................    52

                     9.6   Counterparts...........................................    52

                     9.7   Assignment.............................................    52

                     9.8   Enforcement............................................    52

                     Signature Page................................................   54
                     Exhibit and Schedule Index....................................   55
                     Exhibits
                     Schedules

          AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 23,
                                              ---------
1997, between NEWPORT INVESTMENT LLC, a Delaware limited liability company ("Investor"), and ALLIANCE IMAGING, INC., a Delaware corporation (the
  --------
"Company").
 -------

          WHEREAS, the Board of Directors of the Company has determined that it is fair and in the best interests of its stockholders for a corporation to be formed, and wholly-owned, by Investor, to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law
 ------
("DGCL") upon the terms and subject to the conditions set forth herein;
  ----

          WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Merger, this Agreement and the transactions to which the Company is a party contemplated hereby, and has agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company's stockholders approve the Merger and this Agreement;

          WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of the Company, to effect the Merger, as more fully described herein;

          WHEREAS, it is intended that the Merger be treated as a recapitalization of the Company for financial reporting purposes;

          WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, Investor and certain stockholders of the Company are entering into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which such stockholders have, among other
 ---------------------
things, granted to Investor an irrevocable proxy to vote their Shares (as hereinafter defined) in favor of the Merger and all other actions necessary to consummate the Merger, upon the terms and subject to the conditions set forth in the Stockholder Agreement;

          WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, the Company and certain members of the Company's senior management are executing and delivering the Employment Agreements, in substantially the form attached hereto as EXHIBIT A (the "Employment Agreements") pursuant to which such persons have, among other
      ---------------------
things, agreed to certain confidentiality and non-solicitation covenants; and

          WHEREAS Investor and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Investor and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

1.1       THE MERGER.
          ----------

          Prior to the Effective Time (as defined below), Investor shall form a new corporation to be called Newport Acquisition Corp. ("Newco") in accordance with the relevant provisions of the DGCL. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Newco shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the
             ---------------------
laws of Delaware.  The separate corporate existence of Newco shall cease.

1.2       CONSUMMATION OF THE MERGER.
          --------------------------

          Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL, and shall take all such other and further actions as may be required by law to make the Merger effective as promptly as practicable. Prior to the filing referred to in this Section, a closing (the "Closing") will
                                                                 -------
be held at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, 41st Floor, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."
 --------------

1.3       EFFECTS OF THE MERGER.
          ---------------------

          The Merger shall have the effects set forth in the applicable provisions of the DGCL and set forth herein.

1.4       CERTIFICATE OF INCORPORATION AND BYLAWS.
          ---------------------------------------

          (a) The Restated Certificate of Incorporation of the Company (the

"Certificate of Incorporation"), as in effect immediately prior to the Effective
 ----------------------------
Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of Newco (the "By-laws") as in effect immediately
                                         -------
prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

1.5       DIRECTORS AND OFFICERS.
          ----------------------

          The directors of Newco immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.

1.6       COMPANY ACTIONS.
          ---------------

          The Company hereby represents and warrants that (a) its Board of Directors (at a meeting duly called and held), has (i) determined that the Merger (upon the terms and subject to the conditions of this Agreement) is fair to and in the best interests of the stockholders of the Company, (ii) resolved to approve this Agreement, the Merger, the issuance of shares of common stock of the Company, par value $0.01 per share (the "Shares") to the Investor as sole
                                             ------
shareholder of Newco in connection with the Merger, and to recommend (subject to
Section 5.2 of this Agreement) approval of the Merger and this Agreement by the stockholders of the Company, (iii) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement, and (iv) resolved to elect not to be subject, to the extent permitted by law, to any state takeover law other than Section 203 of the DGCL that may purport to be applicable to the Merger, or the transactions contemplated by this Agreement, and (b) Salomon Brothers Inc (the "Financial
                                                                   ---------
Advisor") has advised the Company's Board of Directors that, in its opinion, the
-------
consideration to be received and retained by the Company's stockholders in the Merger is fair, from a financial point of view, to such stockholders.


                                   ARTICLE II

                             EFFECTS OF THE MERGER


2.1       STOCKHOLDERS' MEETING.
          ---------------------

          (a) Subject to Section 5.2 of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting")
                                                               ---------------
of its stockholders as soon as practicable for the purpose of obtaining the approval of this Agreement, include in the registration statement on Form S-4 that includes a proxy statement relating to any required approval by or meeting of the Company's stockholders with respect to this Agreement and the Merger (the "Proxy Statement/Prospectus") for use in connection with the Special Meeting,
 --------------------------
the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the Merger and approve this Agreement. The Investor and, subject to Section 5.2 of this Agreement, the Company agree to use commercially reasonable efforts to cause the Special Meeting to occur as soon as possible under applicable law and the Company's Bylaws after the Company has responded to all SEC comments with respect to the preliminary Proxy Statement/Prospectus as provided in Section 6.1.

          (b) Prior to the mailing of the Proxy Statement/Prospectus, Newco shall appoint an independent bank or trust company to act as paying agent (the "Paying Agent"), which Paying Agent shall be reasonably satisfactory to the
 ------------
Company, for the payment of the cash portion of the Merger Consideration.

2.2       RETAINED SHARE ELECTIONS.
          ------------------------

          (a) Each person who is a record holder of Shares on or prior to 5:00 p.m., New York City time, on the date of the Special Meeting or the date of any meeting of stockholders held pursuant to any adjournment of the Special Meeting (the "Election Date") will be entitled, with respect to all or any portion of
      -------------
his or its Shares, to make an election to retain Shares as set forth in, and subject to the provisions of this Section 2.2.

          (b) The Company shall prepare and mail a form of election, which form shall be subject to the approval of Investor (the "Election Form"), with the
                                                   -------------
Proxy Statement/Prospectus to the record holders of Shares as of the record date for the Special Meeting, which Election Form shall be used by each record holder of Shares who wishes to elect to retain Shares in lieu of such Shares being converted into the right to receive the Cash Merger Price (as defined below) for each such Share. Notwithstanding anything to the contrary contained in this Agreement, any such election shall be subject to proration as set forth below. The Company will use commercially reasonable efforts to make the Election Form and the Proxy Statement/Prospectus available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder's election to retain Shares shall have been validly made only if the Paying Agent shall have received at its designated office, on or prior to the Election Date, an Election Form properly completed and signed in accordance with such rules as the Paying Agent may establish pursuant to Section 2.2(e), and accompanied by either (i) certificates for the Shares to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or (ii) an appropriate guarantee of delivery of such certificates as set forth in such Election Form from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (a "Notice of
                                                                   ---------
Guaranteed Delivery").  Notwithstanding anything to the contrary contained
-------------------
herein, any Election Form accompanied by a Notice of Guaranteed Delivery shall be deemed not validly made if the certificate or certificates are in fact delivered to the Paying Agent after three (3) Nasdaq Stock Market trading days after the date of execution of such guarantee of delivery.

          (c) Any Election Form may be revoked by the stockholder submitting such Election Form if a written notice of revocation is received by the Paying Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Election Forms shall be revoked automatically if this Agreement is terminated pursuant to Section 8.1. If an Election Form is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Election Form relates shall be returned by the Paying Agent to the stockholder submitting the same to the Paying Agent.

          (d) For purposes of this Agreement, (i) "Elected Retained Share" shall
                                                   ----------------------
mean a Share in respect of which an election to retain such Share is validly made and not validly revoked prior to the Election Date and (ii) "Elected Cash
                                                                  ------------
Share" shall mean a Share in respect of which either an election to retain such
-----
Share is not validly made prior to the Election Date or an election to retain such Share is validly revoked prior to the Election Date.

          (e) The Paying Agent may, with the mutual agreement of the Investor and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

          (f) The Paying Agent shall determine (i) whether or not elections to retain Shares have been validly made or validly revoked pursuant to this Section
2.2 and (ii) when elections and revocations have been received by it. If the Paying Agent determines that any election to retain Shares was not validly made, such Shares shall be converted in the Merger into the right to receive the Cash Merger Price (as defined below). The Paying Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.4. All determinations and calculations by the Paying Agent shall be conclusive and binding on the holders of Shares.

2.3       CONVERSION OF SHARES.
          --------------------

          (a) All Shares held in the treasury of the Company (the "Excluded
                                                                   --------
Shares") shall be canceled and shall cease to exist as of the Effective Time,
------
without any consideration being payable therefore.

          (b) Notwithstanding anything in this Agreement to the contrary, Shares which would otherwise constitute Elected Cash Shares or Non-Elected Cash Shares hereunder, which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the
      -----------------
right to receive the Cash Merger Price (as defined below), but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holders shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have effectively withdrawn or lost such right, such holder's Shares shall be converted into the right to receive the Cash Merger Price (as defined below). The Company shall give prompt notice to the Investor of any demands received by the Company for appraisal of Shares, and the Investor shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Investor, make any payment with respect to, or settle or offer to settle, any such demands.

          (c) By virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, shall be retained or converted into the right to receive cash as follows:

                 (i) Each Share that is an Elected Retained Share and each Share that is a Non-Elected Retained Share (as defined in Section 2.4(c)) (in either case, a "Retained Share") shall be retained by the holder
                              --------------
          thereof following the Effective Time, shall remain outstanding and shall represent one share of Common Stock, par value $.01 per share, of the Surviving Corporation; and

                 (ii) Each Share that is an Elected Cash Share and each Share that is a Non-Elected Cash Share (as defined in Section 2.4(b)) shall be converted into the right to receive from the Surviving Corporation $11.00 in cash (the "Cash Merger Price").
                               -----------------

2.4       PRORATION.
          ---------

          (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Retained Shares (the "Actual Retained Share Number") shall
                                          ----------------------------
be equal to 727,273 Shares.

          (b) If the aggregate number of Shares constituting Elected Retained Shares (the "Elected Retained Share Number") exceeds the Actual Retained Share
             -----------------------------
Number, then the number of Shares which shall be Retained Shares pursuant to
Section 2.3(c)(i) shall be reduced by such excess number of Shares (each such Share included among such excess, a "Non-Elected Cash Share"). In such event,
                                     ----------------------
each holder of Elected Retained Shares shall be allocated Non-Elected Cash Shares in lieu of Retained Shares such that (after giving effect to Section 2.6(e)) each such holder shall be deemed to hold Non-Elected Cash Shares in an amount equal to (x) the total number of Elected Retained Shares held by such holder less (y) the product of (A) a fraction, the numerator of which is the
       ----
Actual Retained Share Number, and the denominator of which is the Elected Retained Share Number, multiplied by (B) the total number of Elected Retained Shares held by such holder.

          (c) If the Actual Retained Share Number is greater than the Elected Retained Share Number, then the aggregate number of Shares which shall be converted into the right to receive cash pursuant to Section 2.3(c)(ii) shall be decreased by a number of Shares equal to the excess of the Actual Retained Share Number over the Elected Retained Share Number (each Share included among such excess, a "Non-Elected Retained Share"). In such event, each holder of Elected
           --------------------------
Cash Shares (other than the Investor) shall be allocated a portion of the Non-Elected Retained Shares in lieu of Elected Cash Shares (after giving effect to
Section 2.6(e)) equal to (i) the number of Elected Cash Shares held by such holder, multiplied by (ii) a fraction, the numerator of which is the number of Non-Elected Retained Shares and the denominator of which is the aggregate number of Elected Cash Shares held by all holders (other than the Investor).

2.5       CONVERSION OF COMMON STOCK OF NEWCO.
          -----------------------------------

          (a) The shares of common stock, par value $.01 per share ("Newco
                                                                     -----
Share"), of Newco, issued and outstanding immediately prior to the Effective
-----
Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time 3,363,636 shares of Common Stock of the Surviving Corporation.

          (b) If the Investor shall purchase Shares prior to the Effective Time pursuant to the Stockholder Agreement, a number of such Shares, to be determined in Investor's discretion, may be contributed by the Investor to Newco immediately prior to the Effective Time and shall be cancelled and shall cease to exist as of the Effective Time without any consideration being payable therefor. Any other Shares purchased by the Investor shall be retained by the Investor and shall be entitled to receive the Cash Merger Price (but shall not be treated as Retained Shares).

2.6       EXCHANGE OF CERTIFICATES.
          ------------------------

          (a) As soon as reasonably practicable as of or after the Effective Time of the Merger, Newco shall deposit with the Paying Agent, for the benefit of the holders of Shares, for payment in accordance with this Article II, the funds necessary to pay the Cash Merger Price for each Share.

          (b) As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented Shares, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to a certificate or certificates representing the number of full Retained Shares of the Surviving Corporation, if any, to be retained by the holder thereof as Retained Shares pursuant to this Agreement and the amount of cash, if any, into which the number of Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying

Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. If any certificate for Retained Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Retained Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(b), each certificate for Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Cash Merger Price for each Share (other than any Retained Share) and a new certificate for each Retained Share, as contemplated by Section 2.1.

          (c) No dividends or other distributions with respect to Retained Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any certificate for Shares not surrendered with respect to the Retained Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.6(e) until the surrender of such certificate in accordance with this Article II. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Retained Shares issued in connection therewith, without interest (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional retained share to which such holder is entitled pursuant to Section 2.6(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger therefor paid with respect to such Retained Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Retained Shares.

          (d) All cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.6(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

          (e) Notwithstanding any other provision of this Agreement, each holder of Shares retained pursuant to the Merger who would otherwise have been entitled to retain a fraction of a Retained Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Merger Price.

          (f) Any cash deposited with the Paying Agent pursuant to this Section
2.6 (the "Exchange Fund") which remains undistributed to the holders of the
          -------------
certificates representing Shares 180 days after the Effective Time of the Merger shall be delivered to the Surviving Corporation at such time and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

          (g) None of Newco or the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Investor, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Merger Price as contemplated hereby, Investor shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

          (i) The Company shall pay all charges and expenses of the Paying
Agent.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


          The Company represents and warrants to Investor and, when formed in accordance with the terms of this Agreement, Newco, as follows (all schedule references in this Article III are to the schedules to the Disclosure Statement provided by the Company to Investor as of the date hereof):

3.1       ORGANIZATION.
          ------------

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a material adverse effect (as defined in Section 9.3 of this Agreement) that has not been cured and reasonably would not be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger. The Company has made available to Investor or Newco or their respective counsel, representatives or advisors, complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date hereof.

3.2       CAPITALIZATION.
          --------------

          The authorized capital stock of the Company consists of 50,000,000 Shares and 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"), 4,000 of which are designated as Series C 5%
  -----------------------
Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Shares"), 18,000 of which are designated as Series D 4% Cumulative
 ---------------
Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series D
                                                                       --------
Shares") and 9,000 of which are designated as Series E 4% Cumulative Redeemable
------
Convertible Preferred Stock, par value $.01 per share (the "Series E Shares"
                                                            ---------------
and, collectively with the Series C Shares and the Series D Shares, the

"Convertible Preferred Shares").  At the close of business the business day
 ----------------------------
immediately preceding the date hereof (except, with respect to subclause (d) below, at the close of business on July 22, 1997), (a) 10,943,138 Shares were issued and outstanding, (b) no Shares were held by the Company in its treasury,
(c) 1,409,233 Shares were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.4), (d) 79,676 Shares were issuable upon the conversion of the outstanding Series C Shares, (e) 3,000,000 Shares were issuable upon the conversion of the outstanding Series D Shares, (f) no Shares were issuable upon the conversion of the outstanding Series E Shares,
(g) 328,900 Shares were issuable upon the exercise of outstanding Warrants (as defined in Section 6.4), (h) 3,876 Series C Shares were issued and outstanding,
(i) 18,000 Series D Shares were issued and outstanding and (j) no Series E Shares were issued and outstanding and 9,000 Series E Shares were reserved for issuance upon the conversion of the Company's Senior Notes (of which $18,481,867.14 aggregate principal amount is currently outstanding). The Senior Notes may be repaid at the option of the Company at any time or from time to time and, to the extent convertible into Series E Shares, may not be converted into Series

E Shares prior to January 1, 1998. Except as set forth above, and except for shares issued since the close of business on the business day immediately preceding the date hereof upon the exercise of any then outstanding Company Stock Option or any then outstanding Warrant or upon the conversion of any then outstanding Convertible Preferred Shares, since such date no shares of capital stock or other voting securities of the Company were issued, reserved for issuance, issuable or outstanding. All outstanding Shares are, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the amount of Senior Notes convertible into Series E Shares (which Series E Shares are convertible into Shares), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company (other than as set forth in Section 6.4).

3.3       SUBSIDIARIES.
          ------------

          (a) The authorized capital stock of each of the subsidiaries (as defined in Section 9.3 of this Agreement) of the Company (the "Subsidiaries";
                                                               ------------
provided that Georgia Magnetic Imaging Center, L.P., a Georgia limited partnership ("GMIC"), shall be deemed to be a Subsidiary only for purposes of Sections 3.3, 3.5(a), 3.6(a), 3.6(d), 3.25, 3.26 and 6.9) is set forth on
Schedule 3.3.  All of the outstanding shares of capital stock of Subsidiaries
------------
are owned of record and beneficially by the Company, free and clear of all mortgages, liens, pledges, charges, encumbrances or other security interests (collectively, "Liens").
                -----

          (b) Except as set forth on Schedule 3.3, since December 31, 1996, no
                                     ------------
shares of capital stock or other voting securities of any Subsidiary were issued, reserved for issuance, issuable or outstanding. All outstanding shares of capital stock of Subsidiaries are, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Subsidiaries may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary. Except for the Company's interest in the Subsidiaries, neither the Company nor any Subsidiary owns directly or indirectly any interest or investment in the form of debt or equity in, and neither the Company nor any Subsidiary is subject to any obligation or requirement to provide for or to make any investment in, any person (other than financially insignificant holdings of publicly reporting companies held in order to obtain filings).

3.4       AUTHORITY.
          ---------

          The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the approval of the Merger and the approval and adoption of this Agreement by the holders of a majority of the Shares outstanding as of the record date for the Special Meeting (the "Company Stockholder Approval")). The execution, delivery and
              ----------------------------
performance of this Agreement and the consummation by the Company of the Merger and of the other transactions to which the Company is a party contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger and this Agreement, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.5       CONSENTS AND APPROVALS; NO VIOLATIONS.
          -------------------------------------

          Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933 as amended (the "Securities Act") and the Exchange Act (including the filing with the SEC of the Proxy Statement/Prospectus) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the
                                                     -------
execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or partnership agreement, as applicable, of the Company or any of its Subsidiaries (or, in the case of GMIC, any agreement or contract related to the Company's investment therein), (b) except as disclosed on
Schedule 3.5 require any filing with, notice to, or Permit (as defined in
------------
Section 3.11), authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (c) result in the creation or imposition of any Liens
 -------------------
upon the properties or assets of the Company or any Subsidiary, (d) except as set forth on Schedule 3.5, result in a violation or breach of, require any
             ------------
notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or right of non-renewal or contractually require any prepayment or offer to purchase any debt or give rise to the loss of a material benefit) under, any of the terms, conditions or provisions of any Commitment (as defined in Section 3.10) to which the Company or any of its Subsidiaries is a party or by which the Company's or any of its Subsidiaries' properties or assets may be bound, (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (f) except as disclosed on Schedule 3.5 result in the loss, forfeiture, revocation,
             ------------
termination or diminution of any Permit, except in the case of clauses (b), (c),
(d), (e) or (f) for failures to fulfill requirements, Liens, losses, forfeitures, revocations, diminutions, violations, breaches or defaults that, individually or in the aggregate, have not had a material adverse effect that has not been cured and reasonably would not be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger.

3.6       SEC DOCUMENTS; FINANCIAL STATEMENTS; OTHER FINANCIAL INFORMATION.
          ----------------------------------------------------------------

          (a) The Company has filed with the SEC all reports, forms, schedules and statements and other documents required to be filed by it (the "SEC
                                                                    ---
Documents").  As of their respective filing dates, (i) the SEC Documents
---------
complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents complied, as of their respective filing dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on Schedule 3.6 and except for liabilities
                                      ------------
and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date hereof, neither the Company nor any of its

Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet or in the notes thereto. Management of the Company has no reason to believe that with respect to its and its Subsidiaries' long-lived assets and intangible assets which are subject to Financial Accounting Standards No. 121, as of June 30, 1997, the undiscounted future cash flows related to such assets did not exceed the carrying values thereof recorded as of such date, as required by GAAP.

          (b) Schedule 3.6(b) sets forth, as of the close of business on July 3,
              ---------------
1997, (A) the consolidated indebtedness owed by the Company and its Subsidiaries to any third party (separately identifying the portion of such indebtedness incurred in respect of (i) any Magnetic Resonance Imaging unit (each, an "MRI
                                                                          ---
Unit") owned, leased or on order by the Company or any Subsidiary, including,
----
mobile and fixed site MRI Units, (ii) any equipment owned, leased or on order by the Company or any Subsidiary, which equipment is used to provide computed axial tomography services and imaging systems (each a "CT Unit"), and (iii) the
                                                 -------
construction costs incurred in respect of any fixed site location), and (B) the Company's aggregate consolidated cash and cash equivalents, in the case of clauses (A) and (B), each calculated in accordance with GAAP, consistently applied. The term "indebtedness" shall include indebtedness for borrowed money,
                    ------------
reimbursement obligations with respect to letters of credit and similar instruments, obligations incurred, issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), obligations of others secured by (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured) any Lien on property or assets of the Company or any Subsidiary, capital lease obligations, and obligations in respect of guarantees of any of the foregoing or any "keep well" or other agreement to maintain any financial statement condition of another person, in each case, whether or not matured, liquidated, fixed, contingent, or disputed.

          (c) Schedule 3.6(c) sets forth, (i) as of June 30, 1997, a fixed asset
              ---------------
schedule that includes a general description of each MRI Unit and CT unit (including upgrades thereto) owned or subject to capital lease obligations by the Company or any Subsidiary as of that date, and (ii) as of the date of this Agreement, a list (the "Commitments List") of all outstanding commitments by the Company or any Subsidiary to purchase an MRI Unit or CT Unit (including upgrades thereto), indicating for each such commitment the purchase price as indicated on the purchase order therefor placed with the manufacturer or other seller of such unit.

          (d) To the Company's knowledge, the financial statements of GMIC as of December 31, 1996, and June 30, 1997, set forth on Schedule 3.6(d), were
                                                   ---------------
prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except that the June 30, 1997 financial statements were prepared on the income tax basis of accounting, which is a comprehensive basis of accounting other than GAAP), and fairly present, in all material respects, the financial position of GMIC as of the dates thereof and the results of its operations and cash flows

(except the June 30, 1997 financial statements, which do not contain a statement of cash flows) for the periods then ended (subject, in the case of unaudited statements, to normal year end adjustments).

3.7       INFORMATION SUPPLIED.
          --------------------

          None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in any documents to be filed by the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, with respect to the Proxy Statement/Prospectus, as supplemented if necessary, on the date it is sent or given to stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is
                               --------
made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Investor or Newco specifically for inclusion or incorporation by reference therein. The Proxy Statement/Prospectus and any such other documents filed by the Company with the SEC or with any other Governmental Entity will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

3.8       ABSENCE OF CERTAIN CHANGES OR EVENTS.
          ------------------------------------

          Except as set forth on Schedule 3.8 hereto, since the date of the most
                                 ------------
recent audited financial statements included in the SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with prior practice, and there has not been (a) any material adverse change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, except for regular dividends on the Series D Shares and Series C Shares in accordance with the terms thereof, (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by the Company or any Subsidiary to any officer of the Company of any increase in compensation, (ii) any granting by the Company or any Subsidiary to any officer, employee, director or consultant of any increase in severance or termination pay or (iii) any entry by the Company or any Subsidiary into any written employment agreement, or any severance or termination agreement or arrangement with any officer, employee, director or consultant, (e) any damage, destruction or loss to property, whether or not covered by insurance, that, individually or in the aggregate, has not been cured and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect,
(f) any change in accounting methods, principles or practices by the Company or any Subsidiary, (g) any delivery of a notice of non-renewal or any other failure to renew contracts or agreements between the Company or any Subsidiary, on the one hand, and hospitals, clinics, medical or healthcare providers, health maintenance organizations or other customers or third party payors, on the other hand, which are material, individually or in the aggregate, except that any such event shall not be deemed material for this purpose to the extent that the Company has obtained new or additional contracts as replacements thereof, or (h) any loss of any employee who earned more than $100,000 in the most recent fiscal year (in salary, bonus and other cash compensation).

3.9       LITIGATION.
          ----------

          Except as disclosed on Schedule 3.9, there is no claim, suit, action,
                                 ------------
proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary (other than such rules or orders that are of general application to the Company's industry, none of which has had or would likely have, a material adverse effect).

3.10      CONTRACTS.
          ---------

          Except as set forth on Schedule 3.10, filed as exhibits to or
                                 -------------
otherwise reflected in the report on Form 10-K filed with the SEC by the Company related to the fiscal year ended December 31, 1996 and all SEC Documents filed thereafter (collectively, the "Recent SEC Documents"), or delivered to or made
                               --------------------
available to Investor or Newco, or their respective counsel, representatives or advisors, there are no (a) notes, bonds, mortgages, indentures, material leases, or material Permits to which the Company is a party or which affects its assets, or (b) other material contracts, agreements or other instruments or obligations or any amendments, supplements or restatements of any of the foregoing ((a) and
(b), collectively, "Commitments") that (i) relate to real property, (ii) relate
                    -----------
to services provided by the Company to or at hospitals, clinics, medical or healthcare providers or other customers or services paid for by health maintenance organizations or other third party payors, (iii) relate to the construction, reconstruction, maintenance, transportation or use of Magnetic Resonance Imaging equipment, (iv) relate to any proposed Alternative Transaction (as defined below) as to which discussions have not been terminated prior to the date hereof, including all Commitments containing confidentiality, standstill, non-solicitation or similar provisions, (v) relate to contracts for the provision of services provided to the Company by physicians, physician groups or other medical professionals or (vi) are otherwise material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in violation of or in default under (nor does there exist any condition affecting the Company, or to the Company's knowledge, other parties to such Commitments which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any material Commitment to which it is a party or by which it or any of its properties or assets is bound. Each Commitment constitutes a valid and binding obligation of the Company and/or Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such other party in accordance with its terms.

3.11      COMPLIANCE WITH LAWS.
          --------------------

          The Company and each Subsidiary is in compliance with all applicable statutes, laws, codes, ordinances, regulations, rules, Permits, judgments, decrees and orders of any Governmental Entity applicable to its assets, properties, business or operations, except for such failures to be in compliance as have not had a material adverse effect that has not been cured and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect. The Company and each Subsidiary has in effect (and the Company and/or each Subsidiary has timely made appropriate filings for issuance or renewal thereof) all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all certificates of need and authorizations under Environmental Laws (as defined below) and exemptions from any of the foregoing (collectively, "Permits") necessary for it to own, lease or operate its
                -------
properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.
Schedule 3.11 contains a list of all material Permits (including, without
-------------
limitation, all Certificates of Need), and copies thereof have been provided to Investor or its counsel. No default under any Permit has occurred, except for defaults under Permits that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. The Company has received no notice of any pending investigation or review by any Governmental Entity with respect to the Company or any Subsidiary. To the Company's knowledge, no such investigation or review is threatened.

3.12      ENVIRONMENTAL MATTERS.
          ---------------------

          Except as set forth in Schedule 3.12:
                                 -------------

          (a) the Company and each Subsidiary is, and has been, in compliance with all applicable Environmental Laws (as defined below) except for any noncompliance that, individually or in the aggregate, has not had a material adverse effect that has not been cured and would not reasonably be expected to have a material adverse effect. The term "Environmental Laws" means any
                                           ------------------
Federal, state, provincial, regional, municipal, local or foreign judgment, order, decree, statute, law, ordinance, rule, regulation, code, permit, consent, approval, license, writ, decree, directive, injunction or other enforceable governmental requirement, including any registration requirement, relating to:
(A) Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below) into the environment; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (C) otherwise relating to pollution or protection of health or safety or the environment;

          (b) there has been no Release or threatened Release of Hazardous Materials, in, on, under or affecting any property now or previously owned, leased, controlled or operated by the Company or any Subsidiary or, to the knowledge of the Company, any adjacent site that has had or would reasonably be expected to have a material adverse effect. The term "Release" has the meaning
                                                       -------
set forth in 42 U.S.C.  (S) 9601(22).  The term "Hazardous Materials" means any
                                                 -------------------
pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (1) petroleum, crude oil and any fractions thereof, (2) natural gas, synthetic gas and any mixtures thereof,
(3) asbestos and/or asbestos-containing material, (4) radon and (5) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs;
                            ----

          (c) there is no pending, or, to the knowledge of the Company, threatened claim, action, demand, investigation or inquiry of or against the Company by any Governmental Entity or other person relating to any actual or potential violations of Environmental Law or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials;

          (d) neither the Company nor any Subsidiary has assumed, whether by contract or operation of law, any liabilities or obligations arising under Environmental Laws in connection with properties or facilities previously owned, leased or operated by the Company or any Subsidiary or in connection with any divisions, subsidiaries, companies or other entities formerly owned by the Company or any Subsidiary; and

          (e) there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on or about, under or within any property, owned, leased, controlled or operated by the Company or any Subsidiary, and no such tanks, incinerators or impoundments have been removed from any such property; and

          (f) neither the Company nor any Subsidiary has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, except for any such use, disposal, transportation or arrangement that has not had a material adverse effect that has not been cured and reasonably would not be expected to have a material adverse effect.

3.13      ABSENCE OF CHANGES IN BENEFIT PLANS; LABOR RELATIONS.
          ----------------------------------------------------

          Except as disclosed on Schedule 3.13 or as expressly provided in this
                                 -------------
Agreement, since the date of the most recent audited financial statements included in the SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company or any Subsidiary (for the avoidance of doubt, regular salary and/or wage increases and modifications to bonus, commission and other incentive compensation arrangements in case with respect to non-officer employees of the Company or any Subsidiary in the ordinary course of business and consistent with past practice are excluded from the foregoing). Except as set forth in Schedule
                                                                        --------
3.13 and except as provided in the Company's certificates and bylaws or as
----
expressly provided in this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements or arrangements between the Company and any current or former employee, officer or director of the Company.
Schedule 3.13 contains a list of all amounts payable or that will or may become
-------------
payable to each director, officer or employee or former director, officer or employee of the Company or any Subsidiary pursuant to any employment, change-in-control, severance or termination agreement or arrangement, other than pursuant to the Employment Agreements, as a result of the Merger. There are no collective bargaining or other labor union agreements to which the Company or any Subsidiary is a party or by which it is bound. To the knowledge of the Company, since January 1, 1994, the Company has not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

3.14      EMPLOYMENT MATTERS; AFFILIATE TRANSACTIONS.
          ------------------------------------------

          (a) Schedule 3.14(a) sets forth a list of all directors and officers
              ----------------
of the Company and each Subsidiary as of the date hereof and the aggregate salary, bonus and other cash compensation paid and the number of Company Stock Options and/or Warrants granted or issued to each such officer and director and to each employee of the Company or any Subsidiary in the most recently completed fiscal year and paid and granted or issued to each such person from the beginning of the current fiscal year through June 30, 1997.

          (b) Schedule 3.14(b) sets forth a list of all outstanding Company
              ----------------
Stock Options and Warrants as of the date hereof, showing for each such Company Stock Option and Warrant: (i) the number of Shares issuable, (ii) the number of vested Shares, (iii) the date of grant, (iv) the exercise price and (v) the holder thereof.

          (c) Schedule 3.14(c) or the Recent SEC Documents sets forth a
              ----------------
description of all transactions between the Company or its Subsidiaries, on the one hand, and any of their respective Affiliates, directors, officers, employees, or consultants, on the other hand, in each case consummated at any time since January 1, 1996 (except for ordinary course commercial transactions involving MRI Units, CT Units and related equipment, and the maintenance thereof, with General Electric Company and its Affiliates (a "GE Transaction")). Except as set forth on Schedule 3.14(c) or reflected in the Recent SEC
                       ----------------
Documents, or pursuant to a GE Transaction, there are no agreements or arrangements between the Company or its Subsidiaries, on the one hand, and any of their respective Affiliates, directors, officers, employees or consultants, on the other hand, with respect to any such transactions. No Affiliate, director, officer, employee or consultant of the Company owns any interest in any asset or property (real or personal, tangible or intangible), business or contract used or intended for use or otherwise relating to the business currently conducted or proposed to be conducted by the Company or any Subsidiary, other than pursuant to a GE Transaction or reflected in the Recent SEC Documents.

3.15      ERISA COMPLIANCE.
          ----------------

          (a) Schedule 3.15(a) contains a list of all "employee pension benefit
              ----------------
plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension
                          -----                                      -------
Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA)
-----
and all other benefit plans maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person or entity,
                       ----
a "Commonly Controlled Entity"), for the benefit of any current or former
   --------------------------
employees, officers or directors of the Company or dependents of any such person (collectively, "Benefit Plans"). The Company has delivered or made available to
                -------------
Investor or Newco, or their respective counsel, representatives or advisors, true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. None of the following have occurred which could have a material adverse effect: (A) any failure to administer any Benefit Plan in all material respects in accordance with its terms, (B) any failure by the Company or any Subsidiary or any Benefit Plan to comply in all material respects, or any failure of any Benefit Plan to be operated and administered in all material respects, in accordance with the applicable provisions of ERISA and the Code,
(C) any "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code), (D) any termination of any Benefit Plan which results in a "reportable event," or (E) the consummation of the transactions entered into pursuant to this Agreement if such transactions result in a "reportable event."

          (b) Except as disclosed in Schedule 3.15(b), all Pension Plans
                                     ----------------
intended to qualify under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect, and no event has occurred that would adversely affect its qualification or materially increase its costs in a manner which would constitute a material adverse effect. There have been no material violations of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, without limitation, annual reports filed on IRS Form 5500) relating to any Benefit Plan maintained by the Company or any Commonly Controlled Entity with any Governmental Authority or the furnishing of such required documents to the participants or beneficiaries of such Benefit Plans.

          (c) Neither the Company nor any Commonly Controlled Entity has within the five year period immediately preceding the date hereof maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a) (3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.15(d), (1) no such Benefit Plan
                                     ----------------
is funded through a "welfare benefits fund", as such term is defined in Section 419 (e) of the Code, (2) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000 (b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code and (3) except as provided in writing in such plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any Subsidiary on or at any time after the Effective Time. Except as set forth in
Schedule 3.15(d), no Benefit Plan that is a welfare benefit plan provides for
----------------
post-retirement medical or life insurance benefits coverage to any current or former employee, officer, or director of the Company or any dependent of any such individual except as may be required under Section 4980B of the Code.

          (e) Except as set forth on Schedule 3.15(e) and except with respect to
                                     ----------------
the Company Stock Options, no employee or director of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such employee or director as a result of the termination of such individual's employment/service relationship by the Surviving Corporation after the Effective Time.

          (f) All contributions due and payable on or before the Closing Date in respect of any Benefit Plan have been made in full and proper form, or adequate accruals have been provided for in the financial statements contained in the SEC Documents, in accordance with GAAP, for all other contributions or amounts in respect of the Benefit Plans for periods ending on the Closing Date, or, in the case of any contributory Benefit Plan, amounts have been contributed to such Benefit Plan within the time prescribed by the Code, ERISA, or any regulations thereunder or interpretations thereof by the Internal Revenue Service or the Department of Labor.

          (g) As of the Closing Date, there are no actions, suits, disputes, arbitrations or claims pending (other than routine claims for benefits) and the Company has received no notice of any legal, administrative or other proceedings or governmental investigations pending or, to the knowledge of the Company and any Commonly Controlled Entity, threatened against any Benefit Plan or against the assets of any Benefit Plan.

3.16      TAXES.
          -----

          (a) The Company has filed all tax returns and reports required to be filed by it (which returns are true and complete in all material respects) and has paid all taxes due and required to be paid by it. The most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company or any Subsidiary for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Subsidiary that have not either been fully paid or specifically reserved against in the financial statements included in the SEC Documents, and, except as set forth on Schedule 3.16, no requests for waivers of the time to assess any
                -------------
such taxes are pending.  Except as disclosed in Schedule 3.16, none of the
                                                -------------
income tax returns of the Company or any Subsidiary have been or is currently being examined by the United States Internal Revenue Service or any other Governmental Entity. Schedule 3.16 sets forth the periods during which the
                      -------------
Company's and its Subsidiaries' Consolidated Federal net operating loss carryforwards (the "NOL Carryforwards") arose and the expiration dates of the NOL Carryforwards, identifies which portions thereof are currently limited under
Section 382 of the Code or the "separate return limitation
year" ("SRLY") rules of the consolidated return regulations, and, in the case of
        ----
NOL Carryforwards currently limited under Section 382 of the Code, the relevant
Section 382 limitation (within the meaning of Section 382(b) (1) of the Code). As used in this Agreement, "taxes" shall mean all Federal, state, local and
                            -----
foreign income, property, sales, payroll, employment, excise, withholding and other taxes, tariffs or other governmental charges in the nature of a tax as well as any interest, penalties and additions to tax.

          (b)  Except as set forth on Schedule 3.16, no amount that could be
                                      -------------
received pursuant to the Benefit Plans or any executed and delivered agreements between the Company or any Subsidiary and any officer, director or employee thereof in effect as of the date hereof (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance, change-in-control or termination agreement, other compensation arrangement or Benefit Plan currently in effect would either alone, or in combination with any other amounts to be paid, be an "excess parachute payment" (as such term is defined in Section 280G(b) (1) of the Code). No officer, director or employee of the Company or any Subsidiary is entitled to receive any additional payment from the Company, any Subsidiary, the Surviving Corporation, or any other person referred to in Q&A 10 under proposed Treasury Regulation Section 1.280G-1 (a "Parachute Gross-
                                                               ---------------
Up Payment") in the event that the 20 per cent parachute excise tax of Section
----------
4999(a) of the Code is imposed on such person.

          (c) All Company Stock Options granted under any Stock Option Plan qualify, under Section 162(m)(4) of the Code, as an exception from "applicable employee remuneration," and as such, no deduction of the Company or any Subsidiary relating to the Company Stock Options, shall be disallowed by reason of Section 162(m) of the Code.

3.17      [Intentionally Omitted]


3.18      TITLE TO PROPERTIES; CONDITION OF ASSETS.
          ----------------------------------------

          (a) Except as set forth in Schedule 3.18, the Company and each
                                     -------------
Subsidiary has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such material assets and properties are free and clear of all Liens other than those set forth in Schedule 3.18 and except for Liens that,
                                    -------------
individually or in the aggregate, do not interfere with the ability of the Company or any Subsidiary to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, in any material respect, such assets and properties.

          (b) The properties and assets of the Company and its Subsidiaries are in reasonably good repair and operating condition, ordinary wear and tear excepted and are sufficient for the conduct of the business of the Company and Subsidiaries as presently conducted.

          (c) Except as set forth in Schedule 3.18, the Company and each
                                     -------------
Subsidiary has complied in all material respects with the terms of all material leases to which it is a party or under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such material leases.

          (d) Neither the Company nor any Subsidiary owns any real property.

3.19      INTELLECTUAL PROPERTY.
          ---------------------

          The Company and each Subsidiary owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, as applicable, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that are used in the conduct of the business of the Company as now operated (collectively, "Intellectual
                                                               ------------
Property Rights").  Schedule 3.19 sets forth a description of all patents,
---------------     -------------
trademarks and copyrights and applications therefor owned by or licensed to the Company that are used in the conduct of the business of the Company as now operated (excluding customary commercial software licenses). Except as set forth in Schedule 3.19, no claims are pending or, to the knowledge of the
         -------------
Company, threatened that the Company is, and to the knowledge of the Company, neither the Company nor any Subsidiary is, infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, except as set forth in Schedule 3.19,
                                                                -------------
no person is infringing the rights of the Company with respect to any Intellectual Property Right. The Company has not licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights.

3.20      NON-COMPETE.
          -----------

          Except for local vicinity covenants provided to certain healthcare customers of the Company or a Subsidiary or as set forth in Schedule 3.20,
                                                            -------------
neither the Company nor any Subsidiary is subject to any agreement, covenant or understanding that restricts the Company or any Subsidiary from entering or conducting any line of business in any location at any time.

3.21      VOTING REQUIREMENTS.
          -------------------

          The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

3.22      STATE TAKEOVER STATUTES.
          -----------------------

          The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement.

3.23      BROKERS; SCHEDULE OF FEES AND EXPENSES.
          --------------------------------------

          No broker, investment banker, financial advisor, finder or other person is entitled to any brokerage, investment banker's, financial advisor's, finder's or other fee or commission for which Investor, Newco or any of their respective Affiliates (other than, after the Merger, the Company) will be liable in connection with the execution of this Agreement by the Company or the performance by the Company or its Subsidiaries of the Company's obligations hereunder. The fees and expenses incurred and to be incurred by or on behalf of the Company and/or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and expenses of the Financial Advisor and the fees and expenses of the Company's legal counsel (including any counsel retained by any independent committee of the Board of Directors of the Company or any other counsel retained to represent the interests of the Company or its directors or shareholders), shall not exceed, in the aggregate, the applicable amount set forth in a disclosure letter delivered to Investor on the date hereof (the "Disclosure Letter").
                                     -----------------

3.24      OPINION OF FINANCIAL ADVISOR.
          ----------------------------

          The Board of Directors of the Company has received the opinion of the Financial Advisor, addressed to the Board, dated the date of this Agreement to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received and retained by holders of Shares pursuant to the Merger is fair from a financial point of view to such holders, and a copy of such opinion, signed and addressed to the Company's Board, has been delivered to Investor.

3.25      CERTAIN ADDITIONAL REGULATORY MATTERS.
          -------------------------------------

          Except where a matter has not had a material adverse effect that has not been cured or where a material adverse effect would not reasonably be expected to occur, none of (x) the Company, any Affiliate of the Company, or, the officers, directors, or employees or agents of the Company or any Affiliate,
(y) to the Company's knowledge (for this purpose, without independent investigation or inquiry), any of the Persons having a direct or indirect ownership interest in the Company or any of its Subsidiaries within the meaning of Section 1320a-7(b)(8) of Title 42 of the United States Code or (z) to the Company's knowledge (for this purpose, without independent investigation or inquiry), any of the Persons who provide professional services under agreements with any of the Company or any Affiliate as agents of such entities, have engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon the Company or mandatory or permissive exclusion of the Company from Medicare or Medicaid, under Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"),
                                                                     -------
or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes including the following activities:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program (as defined below) or Federal Health Care Program (as defined below) that is (i) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the Person presenting knows or should know that the claim is false or fraudulent;

          (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

          (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or
(ii) information required to be provided under Section 1124(A) of the Social Security Act ("SSA") (Section 1320a-3 of Title 42 of the United States Code).
               ---

3.26      MEDICARE/MEDICAID PARTICIPATION; ACCREDITATION.
          ----------------------------------------------

          (a) Except where a matter has not had a material adverse effect that has not been cured or where a material adverse effect would not reasonably be expected to occur, neither the Company nor any existing officers or directors of the Company who (based on advice by Investor to the Company) is expected to be an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)), or managing employee (as defined in SSA Section 1126(b) or any regulations promulgated thereunder) of the Company: (1) has had a civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (2) has been excluded from participation under the Medicare program or a state health care program as defined in SSA Section 1128(h) or any regulations promulgated thereunder ("State Health Care Program")
                                                    -------------------------
or a federal health care program as defined in SSA Section 1128B(f) ("Federal
                                                                      -------
Health Care Program"); or (3) has been convicted (as that term is defined in 42
-------------------
C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder:

          (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

          (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

          (iii) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (a); or

          (iv) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

          (b) The Company or a Subsidiary has a Medicare provider number, and a participating provider agreement in force with a Medicare Part B carrier, in each locale, as applicable, in which the Company or such Subsidiary bills directly to Medicare for services furnished by the Company or such Subsidiary.

          (c) The Company or a Subsidiary has a Medicaid number and a participating provider agreement in each state, as applicable, in which the Company or such Subsidiary bills directly to such states' Medicaid agency for services provided by the Company or such Subsidiary.


          (d) The Company or a Subsidiary intends to seek accreditation from a private accrediting organization and has no reason to believe that such accreditation will not be issued in the ordinary course.

3.27      REGULATED CUSTOMERS.
          -------------------

          To the Company's knowledge (for this purpose, without independent investigation or inquiry) each party to each Commitment (other than the Company and its Subsidiaries) and each other person to which the Company or any Subsidiary provides services has all Permits necessary or advisable for the conduct of its business and there are no adverse claims, suits, actions, proceedings or investigations pending or threatened against such person, in each case, relating to such Commitment or services.

3.28      INSURANCE.
          ---------

          The Company has in full force and effect the insurance policies set forth in Schedule 3.28 (the "Insurance Policies").
         -------------

                               ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF INVESTOR AND NEWCO


          Investor represents and warrants to the Company, with respect to itself and Newco and, when formed in accordance with the terms hereof, Newco represents and warrants to the Company, as follows:

4.1       ORGANIZATION.
          ------------

          Investor is, and Newco, from and after formation in accordance with
Section 1.1 hereof (hereinafter, such formation shall be referred to as the "Formation"), will be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now being conducted. Investor is and, from and after Formation, Newco will be, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not be reasonably expected to either prevent or materially delay the consummation of the Merger or impair its ability to perform its obligations hereunder. Investor has made, and from and after Formation, Newco will make available to the Company complete and correct copies of their certificate of formation, operating agreement, certificate of incorporation and by-laws, as amended to the date hereof.

4.2       AUTHORITY.
          ---------

          Investor has, and Newco, from and after Formation, will have the requisite power and authority to execute and deliver this Agreement and the Stockholder Agreement, and to consummate the transactions contemplated by this Agreement and the Stockholder Agreement. The execution, delivery and performance of this Agreement and the Stockholder Agreement, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement, have been (or, will be, in case of Newco) duly authorized by all necessary action on the part of Investor and Newco and no other proceedings on the part of Investor and Newco are (or, will be, in the case of Newco) necessary to authorize this Agreement or the Stockholder Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Stockholder Agreement has been (or, will be, in the case of Newco) duly executed and delivered by Investor and Newco and constitutes (or, will constitute, in the case of Newco) a valid and binding obligation of Investor and Newco enforceable against Investor and Newco in accordance with its terms.

4.3       CONSENTS AND APPROVALS; NO VIOLATIONS.
          -------------------------------------

          Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Exchange Act, the HSR Act, the DGCL and state takeover laws, neither the execution, delivery or performance of this Agreement or the Stockholder Agreement by Investor and Newco, nor the consummation by Investor and Newco of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or formation or by-laws or operating agreement, or comparable documents of Investor and Newco, as the case may be, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, require any notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Investor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Investor, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to either prevent or materially delay the consummation of the Merger or impair its ability to perform its obligations hereunder.

4.4       INFORMATION SUPPLIED.
          --------------------

          None of the written information supplied or to be supplied by Investor or Newco specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus, as supplemented if necessary, and any other documents to be filed by the Company with the SEC or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, with respect to the Proxy Statement/Prospectus, as supplemented if necessary, on the date it is sent or given to stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5       INTERIM OPERATIONS OF NEWCO.
          ---------------------------

          Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.6       BROKERS.
          -------

          No broker, investment banker, financial advisor, finder or other person is entitled to any brokerage, investment banker's, financial advisor's, finder's or other fee or commission for which the Company will be liable in connection with the execution of this Agreement by Investor and Newco or the performance by Investor and Newco of their obligations hereunder.

4.7       FINANCING.
          ---------

          Investor has sufficient sources of liquid capital funds, and concurrently with the Effective Time will fund, in cash, to the Company at least
(a) $37 million in equity capital and (b) $35 million in subordinated PIK notes of the Company having substantially the terms and conditions reflected on
Schedule 4.7 attached hereto (the "Junior Notes").  Investor has delivered to
------------
the Company true and correct copies of signed letters received by Investor with respect to the balance of the financing (the "Financing Letters") required for
                                              -----------------
the consummation of the transactions contemplated hereby. A copy of each Financing Letter is set forth in EXHIBIT B. Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, such financing, together with the equity capital in Newco and proceeds from the issuance of the Junior Notes, will provide sufficient funds to
(i) pay the aggregate Cash Merger Price with respect to all outstanding Shares, on a fully diluted basis, (ii) prepay, redeem, refinance or renegotiate the Company's existing indebtedness, if required to consummate the Merger and the other transactions contemplated hereby, and pay any and all fees, expenses, costs and penalties in connection with any such prepayment, redemption, refinancing or renegotiation and in connection with obtaining of the financing contemplated by the Financing Letter, (iii) pay the fees and expenses of the Financial Advisor and the Company's legal counsel (subject to Section 3.23 hereof), (iv) consummate all of the other transactions contemplated by this Agreement, and (v) provide sufficient working capital needs of the Company following the Merger (as determined by Investor).

                                   ARTICLE V

                                   COVENANTS


5.1       CONDUCT OF BUSINESS.
          -------------------

          From the date hereof to the Effective Time, except as set forth on
Schedule 5.1, the Company shall, and shall cause each Subsidiary to, carry on
------------
its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it. Without limiting the generality of the foregoing, from the date hereof to the Effective Time, the Company shall not and shall cause each Subsidiary not to (except as expressly permitted by this Agreement or with Investor's consent, which consent shall be deemed given after Investor's receipt of the Company's written request for a waiver of a covenant in this Section 5.1, which request has not been rejected in writing by Investor within three days after Investor's signed receipt thereof by overnight courier service):

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than regular dividends on the Company's Series D Shares in accordance with the terms of such securities, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any Shares or any capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the conversion of the Company's Series D Shares and Series C Shares, in accordance with the terms of such securities and the issuance of Shares upon the exercise of Company Stock Options or Warrants outstanding on the date hereof in accordance with their present terms);

          (c) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

          (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any person, other than as set forth on Schedule
                                                                     --------
5.1 or (ii) any assets except for the purchase of (x) equipment as identified on
---
the Commitments List or the schedule of anticipated commitments, as set forth on

Schedule 5.1 (the "Anticipated Commitments List") or (y) equipment or other
------------
assets in the ordinary course of business, provided that the amount thereof does not exceed, individually or in the aggregate, $1,000,000, other than as set forth on Schedule 5.1;
         ------------

          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except (i) immaterial assets, (ii) in the ordinary course of business (including for trade-ins) and (iii) where the amount of such sales does not exceed, individually or in the aggregate, $1,000,000;

          (f) except as identified on the Commitments List, the Anticipated Commitments List or in the ordinary course of business consistent with past practice, or as set forth in Schedule 5.1 (i) incur any indebtedness or
                             ------------
guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or
(ii) make any loans, advances (other than advances to Subsidiaries or among Subsidiaries) or capital contributions to, or investments in, any other person;

          (g) make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000, except as identified on the Commitments List, the Anticipated Commitments List or otherwise in the ordinary course of business consistent with past practice in order to satisfy actual or expected contractual commitments to customers, or as set forth in
Schedule 5.1;
------------

          (h) make any material tax election or settle or compromise any material income tax liability;

          (i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

          (j) modify, amend or terminate any Commitment to which the Company or any Subsidiary is a party, or waive, release or assign any rights or claims, other than in the ordinary course of business consistent with past practice;

          (k) enter into any Commitment relating to the provision of services by the Company or any Subsidiary, the maintenance of any MRI Unit or CT Unit or the distribution, sale or marketing by third parties of the Company's or any Subsidiary's services, including any Commitment with any hospital, clinic, medical or healthcare provider, health maintenance organization or other customer or third party payor, other than in the ordinary course of business consistent with past practice;

          (l) except as required to comply with applicable law or with Investor's consent, (i) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, other than, in the case or non-officer employees, in the ordinary course of business consistent with past practice (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or officer (other than as set forth on Schedule 5.1), (iii) pay any
                                                ------------
material benefit not provided for under any Benefit Plan, (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; or

          (m) authorize any of, or commit or agree to take any of, the foregoing actions.

5.2       NO SOLICITATION.
          ---------------

          (a) The Company shall, shall cause each Subsidiary to and shall direct and use reasonable efforts to cause its and its Subsidiaries' officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Investor and Newco that may be ongoing with respect to an Alternative Transaction (as hereinafter defined). The Company shall not, shall cause each Subsidiary not to and shall not authorize and shall direct and use reasonable efforts to cause its and its Subsidiaries' officers, directors, employees and any investment banker, financial advisor, attorney, accountant or other representative retained by it not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any proposed Alternative Transaction; provided, however, that if, during
                                  --------  -------
the 45 days following the date of this Agreement, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, and following receipt of written advice from outside counsel, that action is required by reason of the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, the Company may (subject to compliance with Section 5.2(c)), during such 45 day period, in response to an unsolicited Third Party Proposal (as defined herein), (A) furnish information with respect to the Company to the person making such Third Party Proposal pursuant to a confidentiality agreement that is at least as protective of the Company's interests as is the Confidentiality Agreement (as defined in Section 6.2), (B) participate in negotiations regarding such Third Party Proposal, and
(C) take any position (and disclose such position to its stockholders) with regard to such Third Party Proposal pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that in the case of
                                    --------  -------
clause (C), (x) the Company shall have provided Investor and Newco with as much advance notice of its position and proposed disclosure as is practicable under the circumstances, and (y) neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.2(b), withdraw or modify its position with respect to the Merger or this Agreement or approve or recommend such Third Party Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative of the Company, acting on behalf of the Company, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, a "Third Party Proposal" means a bona fide proposal from a third
              --------------------
party, which proposal did not result from a breach of this Section 5.2(a) by the Company and which third party the Board of Directors of the Company determines in good faith, taking into account all factors that the Board of Directors reasonably deems relevant and upon the advice of the Company's financial advisor, has the capacity and is reasonably likely to have the ability to consummate a Superior Proposal (as defined in Section 8.1(g)). For purposes of this Agreement, an "Alternative Transaction" means any direct or indirect
                    -----------------------
acquisition or purchase of assets of the Company or any Subsidiary outside the ordinary course of business or any outstanding equity securities of the Company or any Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of the Company or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the transactions contemplated by this Agreement and other than the acquisition of Shares pursuant to the exercise of Company Stock Options or Warrants that are issued and outstanding as of the date hereof or conversion of Series C Shares or Series D Shares.

          (b) Neither the Board of Directors of the Company nor any Committee thereof shall (i) withdraw or modify, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, any Alternative Transaction or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement, including any exclusivity agreement (an "Acquisition
                                                             -----------
Agreement") with respect to an Alternative Transaction unless the Board of
---------
Directors of the Company shall have previously terminated this Agreement pursuant to Section 8.1(g).

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall immediately advise Investor orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction, the material terms and conditions of such request, proposal or inquiry and the identity of the person making such request, proposal or inquiry. The Company will keep Investor fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

5.3       CERTAIN TAX MATTERS.
          -------------------

          From the date hereof until the Effective Time, (i) the Company and each Subsidiary will file all tax returns and reports ("Post-Signing Returns")
                                                        --------------------
required to be filed; (ii) the Company and each Subsidiary will timely pay all taxes shown as due and payable on the Company's Post-Signing Returns that are so filed; (iii) the Company and each Subsidiary will make provision for all taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company will promptly notify Investor of any action, suit, proceeding, claim or audit pending against or with respect to the Company and each Subsidiary in respect of any tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's or any Subsidiary's tax liabilities or tax attributes.

5.4       OTHER ACTIONS.
          -------------

          The Company shall not, and shall cause each Subsidiary not to, take or omit to take any action, the taking or omission of which would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or inaccurate or (b) any of the conditions set forth in Section 7.2 not being satisfied (subject to the Company's right to take actions specifically permitted by Section 5.1, Section
5.2 or Section 8.1).

5.5       ADVICE OF CHANGES; FILINGS.
          --------------------------

          The Company shall confer with Investor on a regular and frequent basis as reasonably requested by Investor, report on operational matters and promptly advise Investor orally and, if requested by Investor, in writing, of any material change with respect to the Company or any Subsidiary. The Company shall promptly provide to Investor (or its counsel) copies of all filings made by the Company or any Subsidiary with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.6       FINANCIAL INFORMATION.
          ---------------------

          The Company shall furnish to Investor the following financial information (all to be prepared in accordance with generally accepted accounting principles consistently applied):

          (a) as soon as available but in any event within 20 days of each calendar month, the unaudited consolidated balance sheets and income statements of the Company, showing its financial condition as of the close of such month and the results of operations during such month and for the then elapsed portion of the Company's fiscal year, in each case, setting forth the comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year; and

          (b) all documents filed with or submitted to the SEC by the Company simultaneously with such filing or submission.

5.7       REDEMPTION OF PREFERRED STOCK AND SENIOR DEBT.
          ---------------------------------------------

          The Company shall cause (a) all of its outstanding shares of Preferred Stock (including the Series C Shares and the Series D Shares; provided that in the case of the Series C Shares, Investor will give the Company at least 35 days notice of the anticipated Election Date) to be redeemed or converted into Shares on or prior to the Election Date in accordance with the terms set forth in the applicable Certificates of Designation and (b) all of its outstanding Senior Notes to be redeemed on or prior to the Election Date in accordance with their terms.

5.8       REFINANCING OF OUTSTANDING INDEBTEDNESS.
          ---------------------------------------

          The Company will use all commercially reasonable efforts to cause satisfaction of the condition set forth in Section 7.3(h) of this Agreement, to the extent requested by Investor.

5.9       MATTERS INVOLVING SMT
          ---------------------

          (a) The Company (and where applicable, the Investor) covenants and agrees that, prior to the Effective Time, it shall (i) cause the formation of a new Delaware corporation, all of the capital stock of which shall be owned by the Company ("SMT Acquisition") and (ii) if Three Rivers Acquisition Corp., a
              ---------------
Delaware corporation ("Three Rivers Acquisition"), becomes the owner of all of
                       ------------------------
the shares of common stock, par value $.01, of SMT Health Services Inc., a Delaware corporation ("SMT"), assuming the exercise of all options, warrants and
                       ---
other rights to acquire shares of common stock, par value $.01, of SMT, the Company shall (subject to the performance by the Investor of its covenants set forth in Section 5.9(d)) cause SMT Acquisition to enter into an Agreement and Plan of Merger (the "SMT/Alliance Merger Agreement") among Three Rivers Holding
                     -----------------------------
Corp. and the

Company pursuant to which, if Three Rivers Acquisition is merged (the "SMT/Three Rivers Merger") with and into SMT on the terms and conditions set forth in the Agreement and Plan of Merger dated as of June 24, 1997 (the "SMT/Three Rivers
                                                             ----------------
Merger Agreement"), among SMT, Three Rivers Holding Corp., a Delaware
----------------
corporation ("Three Rivers Holding Corp.") and Three Rivers Acquisition, and the
              --------------------------
other conditions set forth in Section 5.9(c) shall have been satisfied or waived then, promptly after the Effective Time, (A) SMT Acquisition and Three Rivers Holding Corp. shall be merged (the "SMT/Alliance Merger"), (B) each share of SMT
                                    -------------------
Acquisition issued and outstanding as of the effective time of the SMT/Alliance Merger will be converted into one fully paid and non-assessable share of common stock, par value $.01, of Three Rivers Holding Corp., as the surviving corporation, and (C) the shares of common stock, par value $.01, of Three Rivers Holding Corp. outstanding immediately prior to the effective time of the SMT/Alliance Merger would be converted into, in the aggregate, 3,181,818 fully paid and non-assessable Shares of the Company as the Surviving Corporation of the Merger.

          (b) The Company further covenants and agrees that (i) if the SMT/Alliance Merger Agreement is executed prior to the mailing of the Proxy Statement/Prospectus, it shall, if requested by the Investor, submit the SMT/Alliance Merger Agreement and the SMT/Alliance Merger to its shareholders for the shareholders' approval at the Special Meeting and (ii) it will cause SMT Acquisition to consummate the transactions contemplated by the SMT/Alliance Merger Agreement, pursuant to the terms and subject to the conditions set forth therein.

          (c) Notwithstanding anything to the contrary contained herein, the consummation of the transactions contemplated by the SMT/Alliance Merger Agreement shall be subject to reasonable and customary terms and conditions, including the satisfaction or waiver of the following conditions:

                 (i) the SMT/Three Rivers Merger shall have been consummated in accordance with the terms and conditions of the SMT/Three Rivers Merger Agreement;

                 (ii) the Merger shall have been consummated in accordance with the terms of this Agreement;

                 (iii) the waiting period applicable to the consummation of the SMT/Alliance Merger under the HSR Act, if applicable, shall have expired or shall have been terminated; and

                 (iv) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or materially restricts the consummation of the SMT/Alliance Merger or makes such consummation illegal (each party agreeing to use commercially reasonably efforts to have any such prohibition lifted).

          (d) The Investor covenants and agrees that if Three Rivers Acquisition becomes the owner of all of the shares of common stock, par value $.01, of SMT (excluding any shares of such common stock and options and other rights to acquire such common stock that may be issued to management of SMT in connection with the transactions contemplated by the SMT/Three Rivers Merger Agreement), assuming the exercise of all options, warrants and other rights to acquire shares of common stock, par value $.01, of SMT, the Investor shall (x) (subject to the performance by the Company of its covenants set forth in Section 5.9(a)) cause Three Rivers Holding Corp. to enter into the SMT/Alliance Merger Agreement with SMT Acquisition and to consummate the transactions contemplated thereby; and (y) concurrently with such consummation, cause the Company to redeem all Junior Notes then outstanding for the unpaid principal amount thereof plus accrued interest and otherwise in accordance with the terms thereof.


5.10      INSURANCE.
          ---------

          The Company shall maintain the Insurance Policies in full force and effect.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS


6.1       PREPARATION OF PROXY STATEMENT/PROSPECTUS.
          -----------------------------------------

          The Company shall, as soon as practicable, prepare and file a preliminary Proxy Statement/Prospectus with the SEC, reasonably satisfactory to Investor, and will use its best efforts to respond to any comments of the SEC and its staff and to cause the Proxy Statement/Prospectus to be declared effective and mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company will notify Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or for additional information and will supply Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement/Prospectus, or any amendment or supplement thereto, to which Investor reasonably objects, unless required by law, rule, regulation or the SEC staff, in the opinion of outside counsel; provided, that
                                          --------

Investor shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement/Prospectus. In connection with such preliminary Proxy Statement/Prospectus, Proxy Statement/Prospectus and any amendment or supplement thereto, Investor and, from and after formation, Newco shall promptly provide all information reasonably requested by the Company.

6.2       ACCESS TO INFORMATION; CONFIDENTIALITY.
          --------------------------------------

          The Company and its Subsidiaries shall afford to Investor, and to Investor's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours from the date hereof to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Investor (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Investor may reasonably request. Investor will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, according to the terms of the confidentiality agreement dated as of April 25, 1997, between the Company and an affiliate of Investor (the "Confidentiality Agreement").
                            -------------------------

6.3       REASONABLE EFFORTS; NOTIFICATION.
          --------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (v) reasonably cooperating with all potential sources of financing to Investor in connection with the Merger, and the other transactions contemplated by this Agreement, and the taking of all reasonable steps as may be necessary or advisable to consummate one or more financing transactions with such potential sources of financing, including participating in "road shows" with respect to the issuance of securities in one or more private placements or transactions registered under the Securities Act, (vi) if necessary to obtain recapitalization accounting treatment of the Merger and the transactions contemplated by this Agreement, taking reasonable actions to restructure the Merger and the transactions contemplated by this Agreement and
(vii) with respect to any Shares that Investor has acquired by exercise of any option pursuant to the Stockholder Agreement or otherwise, or which Investor has the right to vote, including, without limitation, pursuant to a proxy granted pursuant to the Stockholder Agreement or otherwise, Investor's voting or causing the voting in favor of, or granting or causing the granting of consent or approval with respect to, the Merger and the adoption by the Company of the Merger Agreement and, if applicable,, the SMT/Alliance Merger Agreement and SMT/Alliance Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Stockholder Agreement and the other transactions contemplated by this Agreement or the Stockholder Agreement. Nothing in this Agreement shall be deemed to require Investor to dispose of or hold separate any asset or collection of assets.

          (b) The Company shall give prompt notice to Investor of, to the knowledge of the Company (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or (ii) the failure by it or any Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or any Subsidiary under this Agreement; provided, however, that no such notification shall affect the representations,
--------  -------
warranties, covenants or agreement of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) Each of Investor and, from and after formation, Newco shall give prompt notice to the Company of, to the knowledge of Investor or Newco (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any adverse development with respect to the financing contemplated by the

Financing Letters referred to in Section 4.7; provided, however, that no such
                                              --------  -------
notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.4       STOCK OPTION PLANS AND WARRANTS.
          -------------------------------

          (a) As soon as practicable following the date hereof but in no event later than the Effective Time, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall take action, including by adopting resolutions or taking any other actions, so as to allow each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option,
           --------------------
stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") and each outstanding warrant or
                            ------------------
other right or option to purchase Shares (a "Warrant") in each case outstanding
                                             -------
immediately prior to the date hereof, whether or not then exercisable, either
(i) shall be canceled at the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and (y) the excess of the Cash Merger Price over the per Share exercise price of such Company Stock Option or Warrant (the "Net Amount")
                                                                   ----------
or (ii) shall be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; provided, that no such cash payment has
                                        --------
been made. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Investor (which consent will not be unreasonably withheld).

          (b) All Stock Option Plans shall be terminated as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Company shall ensure that following the Effective Time, no holder of a Company Stock Option or Warrant or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Investor or the Surviving Corporation, except as agreed to otherwise by the Investor.

          (c) The Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with clause (y) of Section 6.4(a).

          (d) The Company shall pay its portion and withhold and deposit the proper amount of all Federal and state payroll and employment taxes required to be paid and withheld from the Net Amount.

6.5       INDEMNIFICATION, EXCULPATION.
          ----------------------------

          (a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing as of the date hereof in favor of the current or former directors, officers and employees of the Company, as provided in the Company's or Subsidiary's Certificate of Incorporation and/or its By-laws and/or any indemnification agreements and pursuant to applicable law shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than 5 years after the Effective Time; provided, however, that if any claims are asserted or made within such period,
--------  -------
all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

          (b) For a period of at least five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect standard policies of directors' and officers' liability insurance in an aggregate coverage amount not less than the coverage amounts maintained by the Company as of the date hereof and including coverage with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

          (c) The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

6.6       REGISTRATION RIGHTS AGREEMENT.
          ------------------------------

          Prior to the Effective Time, the Company shall execute and deliver to Investor a registration rights agreement (the "Registration Rights Agreement")
                                               -----------------------------
in a form mutually acceptable to Investor and the Company, such agreement to provide Investor with three demand registration rights and unlimited piggyback and S-3 registration rights for its Shares, all subject to customary terms and provisions.

6.7       [INTENTIONALLY OMITTED].



6.8       DIRECTORS.
          ---------

          At the Effective Time, Investor shall be entitled to designate such number of directors (the "Investor Nominees") of the Surviving Corporation as
                          -----------------
will give Investor a majority of such directors. In connection with the foregoing, immediately following receipt of Shareholder Approval, the Company will obtain a resignation from each director of the Company unless Investor requests otherwise.

6.9       FEES AND EXPENSES.
          -----------------

          (a) Except as otherwise provided herein and as provided below in this
Section 6.9, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) If this Agreement is terminated (i) pursuant to Section 8.1(g),
(ii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any willful breach by the Company of any covenant or agreement made in this Agreement or
(iii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any failure or failures to be true as of the date hereof of one or more of the representations and warranties made by the Company in this Agreement, which failures to be true are reasonably expected to have an aggregate negative impact on the value of the Company and its Subsidiaries taken as a whole (a "Negative Impact"), of $25 million or more, the Company shall pay to Investor within 90 days of such termination (except for any termination pursuant to Section 8.1(g), in which case payment shall be made promptly upon such termination) $10,000,000 (or, in the case of clause (iii), $5,000,000) plus all Expenses (as defined below).

          (c) If this Agreement is terminated (i) by Investor pursuant to
Section 8.1(b) or 8.1(e) as a result of any breach by the Company, other than a willful breach, of any covenant or agreement made in this Agreement, (ii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any failure or failures to be true as of the date hereof of one or more representations and warranties made by the Company in this Agreement which failures to be true in the aggregate have a Negative Impact of less than $25 million, (iii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any failure or failures to be true as of the time of such termination one or more representations and warranties, which representations and warranties were true as of the date hereof, (iv) by Investor pursuant to Section 8.1(b) as a result of a failure of the condition set forth in Section 7.3(c) to be satisfied, or (v) pursuant to
Section 8.1(f), the Company shall promptly pay to Investor all Expenses, and, if, within 180 days of such termination either an Alternative Transaction shall be consummated or the Company shall enter into an Acquisition Agreement providing for an Alternative Transaction (in either event, the "Tail Condition") then the Company shall pay to Investor, upon the closing of such transaction, if and whenever it occurs, $5,000,000.

          (d) If this Agreement is terminated by Investor pursuant to 8.1(b) as a result of a failure of the condition set forth in Section 7.1(a) to be satisfied or pursuant to Section 8.1(d), the Company shall pay to Investor all Expenses, and if the Tail Condition is subsequently satisfied, shall pay to Investor upon the closing of the relevant transaction, if and whenever it occurs, $10,000,000 ; provided, however that no amounts whatsoever shall be payable to Investor under this Section 6.9(d) if, at the Special Meeting or any adjournments or postponements thereof, the Investor fails to vote or cause to be voted, or fails to grant or to cause the granting of consent or approval with respect to, any Shares owned by it or any Affiliate thereof or as to which it or any Affiliate thereof has voting rights, in favor of the Merger and the adoption by the Company of the Merger Agreement and, if applicable, the SMT/Alliance Merger Agreement and SMT/Alliance Merger.

          (e) If this Agreement is terminated (i) by Investor pursuant to
Section 8.1(b) in connection with the failure of any of the conditions set forth in any of the following Sections: 7.1(b), 7.1(c), 7.1(d), 7.3(b), 7.3(d), 7.3(e), 7.3(f), 7.3(g), 7.3(h) or 7.3(i) and the Tail Condition is subsequently satisfied or (ii) by Investor pursuant to Section 8.1(c) and the Tail Condition is subsequently satisfied, the Company shall pay to Investor, upon the closing of the relevant transaction, if and whenever it occurs, $5,000,000 plus Expenses.

          (f) The Company acknowledges that the agreements contained in this
Section 6.9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Investor would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 6.9, and, in order to obtain such payment, Investor commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.9, the Company shall pay to Investor all costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amounts (excluding Investor's costs and expenses) at the prime rate of the Bankers Trust Company in effect on the date such payment was required to be made. If such a suit results in a judgment against Investor and/or Newco, Investor shall pay to the Company all costs and expenses (including attorney's fees and expenses) in connection with such suit. "Expenses" shall mean all reasonably documented out-of-pocket expenses incurred
---------
by Investor and Newco in connection with this Agreement (including the financing contemplated hereby), the Stockholder Agreement and the transactions contemplated hereby and thereby, including fees and expenses of its, and its financing sources', printer, consultants, attorneys, accountants, and other advisors; provided, however, that (i) such expenses shall not include any advisory or similar fees paid to Investor or any Affiliate thereof or to any investment banking firm or placement agent retained in connection with the financing contemplated by this Agreement, and (ii) unless the Company has previously agreed in writing to increase such amount, the aggregate amount of such Expenses shall not exceed (i) $3,000,000 if such termination occurs prior to September 1, 1997, or (ii) $5,000,000 if such termination occurs thereafter (the parties further agreeing that such amounts shall be reduced, dollar for dollar, to the extent that the Company funds the expenses (excluding for the services of the Company's professionals) of filing or printing the Proxy Statement/Prospectus or the solicitation of proxies with respect thereto).

          (g) After the Effective Time, the Company will pay to an Affiliate of Investor a fee of $2,500,000 in connection with arranging the transactions contemplated hereby (including the financings thereof) and an annual management fee of $500,000 and agree to continue to receive financial advisory services from such Affiliate on an ongoing basis with compensation to be determined.

6.10      PUBLIC ANNOUNCEMENTS.
          --------------------

          Investor and, from and after formation, Newco, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.11      STOP TRANSFER.
          -------------

          The Company shall not register the transfer of any certificate representing any Subject Shares (as defined in the Stockholder Agreement), unless such transfer is made to Investor or Newco or otherwise in compliance with the Stockholder Agreement. The Company will inscribe upon any certificates representing Subject Shares submitted by a Stockholder (as defined in the Stockholder Agreement) for such purpose the following legend:

          "THE SHARES OF [COMMON STOCK] [PREFERRED STOCK], $.01 PAR VALUE OF ALLIANCE IMAGING, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JULY 23, 1997, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF ALLIANCE IMAGING, INC."

                                  ARTICLE VII

                                  CONDITIONS

7.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.
          ----------------------------------------------------------

          The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) The Company Stockholder Approval shall have been obtained as required by and in accordance with applicable law and the Certificate of Incorporation.

          (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use commercially reasonable efforts to have any such prohibition lifted).

          (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The Registration Statement on Form S-4 (or an alternative form prescribed by the SEC) shall have been declared effective and shall not be the subject of any stop order, unless the parties shall have mutually determined that registration under the Securities Act is not required with respect to the Merger.

7.2       CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER.
          -----------------------------------------------------------

          The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions: All of the representations and warranties of Investor and Newco set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except for those that are expressly made only as of another date) as of the Effective Time as though made on and as of such time, and Investor and Newco shall have performed in all material respects all covenants and agreements required to be performed by then under this Agreement at or prior to the Effective Time.

7.3       CONDITIONS TO INVESTOR'S AND NEWCO'S OBLIGATIONS TO EFFECT THE MERGER.
          ----------------------------------------------------------------------

          The obligations of Investor and Newco to effect the Merger shall be subject to the satisfaction or waiver by Investor and Newco, prior to the proposed Effective Time, of the following conditions:

          (a) All of the representations and warranties of the Company set forth in this Agreement, shall be true and correct in all material respects as of the date hereof and (except for those that are expressly made only as of another date) as of the Effective Time as though made on and as of such time, and the Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

          (b) None of the following shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or
(iv) in the case of any of the foregoing existing as of the date hereof, a material acceleration or worsening thereof.

          (c) There shall not have occurred any material adverse change.

          (d) The conditions set forth in the Financing Letters shall have been satisfied or waived and the funding referred to therein shall be available to Investor and Newco on terms no less favorable to Investor and Newco than are set forth in such Financing Letters, unless the failure of such conditions to be satisfied or waived, or the non-availability of such funds is caused solely by any actions or failures to act of Investor or Newco that constitute a breach of any representation, warranty or covenant of either of them set forth in this Agreement.

          (e) All filings required to be made prior to the Effective Time with, and all consents, approvals, authorizations and Permits required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the consummation of the Merger, have been made and/or obtained, other than those the failure of which to be made and/or obtained would not reasonably be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger.

          (f) All notices required to be given prior to the Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Effective Time from, any third party in connection with the consummation of the Merger and the finances thereof, have been made and/or obtained (or, if the notice, consent, approval, authorization, waiver or amendment that is not so made and/or obtained is required pursuant to the terms of any of the Company's indebtedness or obligations for money borrowed, the Company repays such indebtedness or obligation on or prior to the Effective
Time), other than those the failure of which to be made and/or obtained would not reasonably be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger; provided that the Company shall have obtained the items set forth on
Schedule 7.3(f).
---------------

          (g) Investor shall have received advice from Ernst & Young LLP that the Merger will qualify for recapitalization accounting treatment in accordance with GAAP consistently applied.

          (h) The Company shall have taken appropriate steps to arrange for the payment or prepayment of capital leases, promissory notes and other loan or financing obligations (collectively, "Obligations"; provided, that such term shall not include (i) obligations under operating leases classified as such in accordance with GAAP or (ii) any obligations incurred from and after October 1,
1997) to which the Company or any Subsidiary is a party or by which the assets or properties of the Company or any Subsidiary are bound (including those in respect of MRI Units and CT Units), such that, immediately following the Effective Time (and assuming the receipt of equity and debt financing by the Company in connection with the Merger, as contemplated by this Agreement), the Company will be able to pay (or prepay) the aggregate amount of all such Obligations, including the amount of any prepayment penalties or similar payments related thereto (but excluding from such aggregate amount (i) no more than an aggregate principal amount of $10 million of Obligations that the Company elects to leave outstanding (the "Carryover Obligations") and (ii)
                                          ---------------------
accrued interest on the Obligations being paid) for an amount not to exceed $76,000,000 (assuming that all regular payments due on or before October 1, 1997 in respect of the Obligations have been paid); provided, further that (x) the consummation of the Merger will neither give rise to a right of acceleration of, nor constitute an event of default under the terms of, any Carryover Obligations, except, in either case, as set forth on Schedule 7.3(h) and (y) the
                                                     ---------------
Company will not incur additional indebtedness or financing obligations (again, excluding operating leases) during the fourth quarter of 1997 in excess of an aggregate principal or face amount thereof equal to $11 million.

          (i) The holders of less than 10% of the outstanding Shares shall have validly elected to demand the appraisal of their Shares pursuant to Section 262 of the DGCL.


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT


8.1       TERMINATION.
          -----------

          This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company as follows:

          (a) By mutual written consent of Investor and the Company.

          (b) By either Investor or the Company if the Effective Time shall not have occurred on or before December 31, 1997 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date).

          (c) By either Investor or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

          (d) By either Investor or the Company if the Company Stockholder Approval is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly called meeting of stockholders or at any adjournment thereof.

          (e) By Investor, if (x) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect, in each case either as of when made or (except for representations and warranties made only as of a specific date) have since become, and at the time of termination remain, untrue in any material respect, or (y) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Investor or the Newco of any of their obligations under this Agreement) and such breach of failure shall continue unremedied for ten (10) days after the Company has received written notice from the Investor or the Newco of the occurrence of such breach or failure; provided, however, that in
                                                   -----------------
remedying any such breach or failure the Company shall not have spent any money, incurred any liabilities or undertaken any obligations that, individually or together with the breach or failure so remedied, would itself constitute a breach of or failure to perform any representation, warranty or covenant of this Agreement.

          (f) By Investor if there shall have occurred any material adverse change.

          (g) By either Investor or the Company if, prior to the Effective Time,
(i) the Board of Directors of the Company determines that a Third Party Proposal for an Alternative Transaction constitutes a Superior Proposal (as defined below), (ii) the Company promptly notifies Investor of its determination in writing, which writing shall set forth the terms and conditions of the Third Party Proposal and the identity of the person making the Third Party Proposal,
(iii) ten days have elapsed following receipt by Investor of such written notice, (iv) during such ten day period the Company cooperates with Investor with the intent of enabling, but not obligating, Investor and the Company to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (v) at the end of such ten day period, the Board of Directors of the Company continues to believe that such Third Party Proposal constitutes a Superior Proposal and the Company pays to Investor the amount specified under
Section 6.9(b) pursuant to the terms thereof. For purposes of this Agreement, a "Superior Proposal" means any Third Party Proposal to acquire, directly or
 -----------------
indirectly at least 80% of the Shares or all or substantially all of the assets of the Company; provided that (i) the Board of Directors of the Company
                --------
determines in its good faith judgment (following consultation with and the receipt of the advice of the Company's financial advisor) that such Third Party Proposal is on terms that are more favorable to the Company's stockholders than the Merger (taking into account all factors that the Board of Directors reasonably deems relevant, including, in the judgment of the Board of Directors, the amount and form of consideration to be received in respect of Shares, and the timing of, and likelihood of closing such proposal and the relative value of any non-cash consideration) and (ii) the Board of Directors of the Company determines in its good faith judgment (following receipt of the written advice of its outside counsel) that the failure to recommend or accept such Third Party Proposal would violate the fiduciary duties of the Board of Directors of the Company to stockholder under applicable law.

          (h) by the Company if (i) any of the representations and warranties of the Investor or the Newco contained in this Agreement shall fail to be true and correct in any material respect, in each case either when made or (except for representations and warranties made only as of a specific date) have since become, and at the time of termination remain, untrue in any material respect, or (ii) Investor or the Newco shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Company of any of its obligations under this Agreement) and such breach or failure shall continue unremedied for ten (10) days after the Investor or the Newco has received written notice from the Company of the occurrence of such breach or failure; provided, however, that in
                                                     -----------------
remedying any such breach or failure neither Investor nor Newco shall have spent any money, incurred any liabilities or undertaken any obligations that, individually or together with the breach or failure so remedied, would itself constitute a breach of or failure to perform any representation, warranty or covenant of this Agreement.

8.2       EFFECT OF TERMINATION.
          ---------------------

          In the event of a termination of this Agreement by either the Company or Investor as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Investor, Newco or the Company or their respective officers or directors, except with respect to Section 4.6, the last sentence of Section 6.2, Section 6.9, Section 8.1, this Section 8.2 and Article IX; provided, however, that nothing herein
                                      --------  -------
shall relieve any party for liability for any breach hereof.

8.3       [INTENTIONALLY OMITTED]



8.4       EXTENSION; WAIVER.
          -----------------

          At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to Section 8.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.5       AMENDMENT.
          ---------

          To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Investor and Newco at any time before or after obtaining Company Stockholder Approval. After obtaining Company Stockholder Approval, no amendment shall be made which decreases the Merger Consideration or which materially and adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.



                                   ARTICLE IX

                                 MISCELLANEOUS


9.1       NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
          ---------------------------------------------------------

          None of the representations, warranties or covenants (subject to the succeeding sentence) in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

9.2       NOTICES.
          -------

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Investor or Newco, to

                 Newport Investment LLC
                 c/o Apollo Management, L.P.
                 1301 Avenue of the Americas, 38th Floor
                 New York, New York 10019
                 Attention:  Josh Harris
                 Telecopy No.: (212) 261-4102

          with a copy to:

                 O'Sullivan Graev & Karabell, LLP
                 30 Rockefeller Plaza, 41st Floor
                 New York, NY 10112
                 Attention: John J. Suydam, Esq.
                 Telecopy No.: (212) 408-2420

          and

          if to the Company, to

                 Alliance Imaging, Inc.
                 1065 PacifiCenter Drive
                 Suite 200
                 Anaheim, CA 92806
                 Attention:  Richard N. Zehner
                 Telecopy No.: (714) 688-3377

          with a copy to:

                 Irell & Manella LLP
                 333 South Hope Street
                 Suite 3300
                 Attention: Anthony T. Iler, Esq.
                 Telecopy No.: (213) 229-0515

9.3       INTERPRETATION.
          --------------

          When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. Whenever the words "include", "includes" or "including" are used in this
                    -------    --------      ---------
Agreement, they shall be deemed to be followed by the words "without
                                                             -------
limitation".  The phrase "made available" in this Agreement shall mean that the
                          --------------
information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting
      ----------
securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse effect" means, when used in respect
                            -----------------------
of the Company, any effect or condition that, individually or in the aggregate with any other effect or condition, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, "material adverse change" means, when used in respect of the Company, any change
 -----------------------
or event that, individually or in the aggregate with any other change or event, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, except where expressly indicated otherwise, the phrase "knowledge" with respect to the Company, means to the actual
            ---------
knowledge of the Company, its Subsidiaries, and each of their respective directors and officers, after due inquiry (i.e., the amount of inquiry that
                                           ----
would be undertaken by a reasonably prudent business person given like facts and circumstances). As used in this Agreement, the term "person" shall be interpreted broadly and shall include any person, individual, corporation, limited partnership, limited liability company, trust, association or other entity or business organization of any kind or division thereof.

9.4       ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.
          -------------------------------------------

          This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section
6.5 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.5       GOVERNING LAW.
          -------------

          This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

9.6       COUNTERPARTS.
          ------------

          This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7       ASSIGNMENT.
          ----------

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.8       ENFORCEMENT.
          -----------

          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.



               [Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, Investor and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              NEWPORT INVESTMENT LLC, a
                              Delaware limited liability company



                              By: /s/ MICHAEL GROSS
                                 ---------------------------
                                Name:  Michael Gross
                                Title: President



                              ALLIANCE IMAGING, INC., a
                              Delaware corporation



                              By: /s/ RICHARD N. ZEHNER
                                 ---------------------------
                                Name:  Richard N. Zehner
                                Title: CEO

                                   EXHIBITS

Exhibit A:   Form of Employment Agreements: Zehner and Pino
Exhibit B:   Financing Letters

                                   SCHEDULES

Company Disclosure Statement: Schedules to the following sections of the Agreement (names of Schedules are for descriptive purposes only):

                 3.3              Subsidiaries
                 3.5          Consents and Approvals
                 3.6(b)       Indebtedness
                 3.6(c)       Fixed Assets; Commitments List
                 3.6(d)       GMIC financial statements
                 3.8          Absence of Certain Changes
                 3.9          Litigation
                 3.10         Contracts
                 3.11         Permits
                 3.12         Environmental
                 3.13 Absence of Changes in Benefits Plans 3.14(a) Salary and Options
                 3.14(b)  Outstanding options and warrants
                 3.14(c)  Affiliate transactions
                 3.15(a)  ERISA plans
                 3.15(b)  401(a) plans
                 3.15(d)  Welfare Benefits/Group health
                 3.15(e)  Benefits in connection with Merger
                 3.16         Taxes
                 3.18         Liens on Assets
                 3.19         Intellectual Property
                 3.20         Non-competes
                 3.23         Disclosure of Fees/Expenses letter
                 3.28         Insurance
                 5.1          Covenants/Anticipated Commitments List

Schedule 4.7:    Terms of Junior Notes
Schedule 7.3(f): Required Consents
Schedule 7.3(h): Certain Debt

                             DISCLOSURE STATEMENT
                              DATED JULY 23, 1997


          Reference is made to the Agreement and Plan of Merger, dated as of July 23, 1997, between Newport Investment LLC, a Delaware limited liability company and Alliance Imaging, Inc., a Delaware corporation (the "Agreement").
                                                                 ---------
Capitalized terms used in the schedules attached hereto and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement. The inclusion of any matter on any schedule attached hereto shall not be deemed an admission by the Company as to the materiality of such matter nor be deemed to expand the scope of materiality for purpose of any of the schedules attached hereto or the Agreement.

                                      A-1